January 30, 2014

Mr. Seymour G. Siegel, Audit Committee Chair

Mr. Kenneth Plotkin, President

Mr. Gerald Tucciarone, Chief Financial Officer

Hauppauge Digital, Inc.

Hauppauge, New York 11788

Dear Messrs. Siegel, Plotkin and Tucciarone:

This is to confirm that the client-auditor relationship between Hauppauge Digital, Inc. (Commission File Number 1-13550) and BDO USA, LLP has ceased.

Sincerely,

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561